LAW OFFICE OF MICHAEL M. KESSLER, P.C.

January 6, 2010

Mr. Soenke Timm
President
Curry Gold Corp
Bachstrasse 1
CH-9606 Butschwil
Switzerland

RE: Opinion of Counsel for Registration Statement on Form S-1 Under the Securities Act of 1933 (the "Registration Statement") of Curry Gold Corp, a Nevada corporation.

Dear Mr. Timm:

The Law Office of Michael M. Kessler, P.C, (the “Firm”), has acted as special counsel for Curry Gold Corp, a Nevada corporation (the “Company”) for the sole purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) for resale of 1,300,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company to be resold by the share holders identified in the Registration Statement.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. Certificate of Incorporation of the Company, as amended to date;
2. Bylaws of the Company, as amended to date;
3. The records of corporate proceedings relating to the issuance of the Shares authorizing the offering.
4. Regulation S Subscription Agreements entered into by the Company and the selling shareholders.
5. Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to us as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

3436 AMERICAN RIVER DRIVE, SUITE 11
TELEPHONE (916) 239-4000
FACSIMILE   (916) 239-4008

Michael M. Kessler, the principal of the firm is a licensed attorney.  We do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada (the "NVCL"), all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign Jurisdiction.  This opinion is limited to the laws, including the rules and regulations there under, as in effect on the date hereof. Based on the following we are of the following opinion:

1.  The Company is a duly and legally organized and existing Nevada State Corporation, with its mailing office and mailing address located at BCB Bachstrasse 1, CH-9606 Butschwil, Switzerland. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on September 30, 2009. The Company's existence and form is valid and legal and active pursuant to the representation above and from a review of the corporate filing information at the Nevada Secretary of State’s Office as can be reviewed at Nevada Secretary of State’s Office web site whose address is https://esos.state.nv.us/SOSServices/.

2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued to the reselling shareholders it was fully paid for and non-assessable. The common stock to be resold under this Form S-1 Registration Statement is also legal under the laws of the State of Nevada.

3. To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's current issued and outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholders upon voluntary or involuntary liquidation of the Company.

5. By directors’ resolution, the Company had authorized the issuance and sale of 1,300,000 shares of common stock Pursuant to Regulation S of the 1933 Securities Act (“the Act”).  The Company's Articles of Incorporation presently set the authorized capital stock of the Company at 75,000,000 shares all designated as Common Stock, with a $0.001 par value.

Based upon the foregoing, we are of the opinion that the shares being offered for resale by the named shareholders  pursuant to this Registration Statement were duly authorized and validly issued, fully paid for and non-assessable as contemplated by the registration statement.

The Firm does hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not hereby admit that we were acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Michael M. Kessler
The Law Office of Michael M. Kessler, P.C.
By: Michael M. Kessler, Esq